Exhibit 10.24
Private & Confidential
This Agreement is dated for reference as of March 24, 2010.
To:   Sheree Waterson
Dear Ms. Waterson:
Re:   Executive Employment Agreement
In accordance with our mutual agreement to amend the terms and conditions of your employment with lululemon athletica inc., and in consideration of the mutual covenants set out herein, this Agreement contains the terms and conditions on which your employment in with lululemon athletica canada inc. will continue. This Agreement will take effect as of the Effective Date and will continue until terminated in accordance with its terms.
If you accept continued employment on the terms and conditions set out below, please execute this Agreement where indicated and return it to Christine M. Day.
ARTICLE 1 — INTERPRETATION
1.01 Definitions
          In this Agreement, unless something in the subject matter or context is inconsistent therewith:
“Affiliate” has the meaning attributed to such term in the Canada Business Corporations Act and includes each direct and indirect subsidiary of the Company and any other entities, including joint ventures and franchises, in which the Company has an interest.
“Agreement” means this agreement, including its recitals and schedules, as amended from time to time in accordance with Section 7.04.
“Base Salary” has the meaning attributed to such term in Section 3.01(1).
“Board” means the board of directors of the Company in office from time to time.
“Bonus Plan” means Company’s Executive Bonus Plan as amended by the Company from year to year.
“Business” means all the business and activities from time to time carried on by the Company and its Affiliates, including, without limitation, the design, retail and wholesale of technical athletic apparel.
“Cause” means an act or failure to act which would constitute cause at common law, and includes any of the following conduct by, or authorized or permitted by, the Executive: violation of any contractual or common law duty to the Company; unlawful activity; activity contrary to professional or ethical standards; or breach of the terms and conditions of this Agreement which amount to just cause at common law.
“Company” means lululemon athletica canada inc.
“Effective Date” of this Agreement means March 24, 2010.
“Executive” means Sheree Waterson of 2285 Clark Drive, Vancouver, B.C.
“Option Agreements” has the meaning given to it in Section 3.03.
“Permanent Disability” means the mental or physical condition of the Executive such that the Executive has been unable, as a result of illness, disease, disability or similar cause, to fulfill her duties with the Company on a full time basis for more than 6 consecutive months, or for an aggregate of a 6 month period within any consecutive 12 months.
“Plan” means the Company’s 2007 Equity Incentive Plan.
“Termination Date” has the meaning given to it in Section 5.01.
ARTICLE 2 — EMPLOYMENT
2.01 Employment
     (1) Subject to the terms and conditions of this Agreement, the Company will, commencing on the Effective Date, continue to employ the Executive in the position of Executive Vice-President of General Merchandise Management, Supply Chain and Logistics on the terms and conditions set out herein.
     (2) The Executive will report to the Chief Executive Officer.
     (3) The Executive will have the powers and authority to perform the duties and functions of an Executive Vice-President of General Merchandise Management, Supply Chain and Logistics of a corporation, subject always to the control and direction of the Chief Executive Officer.
     (4) The Executive’s responsibilities will include merchandising, planning, allocation, design, visual merchandising, production, sourcing and logistics.
2.02 Review
          The Executive and the Company agree that they will review the terms and conditions of the Executive’s employment annually and recommend changes, if any, to this Agreement to be made only upon written mutual agreement.

2.03 Directorships
     (1) During the Executive’s employment with the Company, the Executive agrees to serve, if asked, as a director and/or officer of one or all subsidiaries of the Company. The Executive acknowledges that, to the extent the Executive serves as a director or officer of any such entity, the Executive will do so without any additional remuneration but will be entitled to receive a suitable indemnity for any liability from any such entity. The Company shall provide director and officer insurance.
     (2) Notwithstanding any provision of this Agreement or any other agreement or document to the contrary, the Executive will be deemed to have resigned as a director and officer of all subsidiaries of the Company contemporaneously with the date of termination of the Executive’s employment by the Company and will, immediately on request by the Company, sign any and all documents necessary to give effect to or confirm such resignation.
     (3) The Executive may serve as a director of one entity unrelated to the Company, provided the Executive receives written approval of the Chief Executive Officer in advance of accepting any such directorship.
2.04 Term
          The term of this Agreement and the Executive’s employment under this Agreement will commence on the Effective Date and will continue for an indefinite period, subject to termination in accordance with the terms of this Agreement.
2.05 Place of Employment
     (1) When not travelling, the Executive will perform her work and services for the Company at the principal executive offices of the Company in Vancouver, British Columbia, and the Executive will reside within a reasonable daily commuting distance of such place of employment.
     (2) The Executive acknowledges that the performance of her duties and functions will necessitate frequent travel to other places.
ARTICLE 3 — REMUNERATION AND BENEFITS
3.01 Base Salary
     (1) The Company will pay the Executive a base salary (the “Base Salary”) in the amount of CAD$385,000 per annum. Such Base Salary will be payable in 26 equal instalments during each year of employment, in accordance with the Company’s usual payroll practices and dates, in arrears by direct deposit, and subject to deductions required by law or authorized by the Executive.
     (2) The Chief Executive Officer or a committee of the Board thereof will review the Base Salary annually. The Company will not be under any obligation to increase Base Salary, but in no case will it decrease.

3.02 Bonus
          The Executive will be eligible to receive an annual bonus pursuant to the terms and conditions of the Bonus Plan. The Executive’s bonus target under the Bonus Plan shall be 60% of Base Salary. The Executive acknowledges that she has been provided with a copy of the Bonus Plan and that she understands and accepts each of the terms and conditions thereof.
3.03 Stock Options
          The Executive shall retain the options to purchase shares granted to her prior to this Agreement pursuant to the terms and conditions of the Plan and the applicable Option Agreements (the “Option Agreements”). The Board may in its sole discretion consider further grants on an annual basis based on performance.
3.04 Benefits
          The Executive will be entitled to participate in all of the Company’s benefit plans generally available to its senior executives from time to time, including and without limitation, health, disability and death, subject to and in accordance with the terms and conditions of the applicable plans and subject to any express limitations by this Agreement or unless a greater benefit is expressly provided to the Executive under this Agreement. The Executive acknowledges that she has been provided with a summary of the current benefit plans and that she understands and accepts each of the terms and conditions thereof. The Executive further acknowledges that the Company may amend or terminate the benefit plans from time to time.
3.05 Vacation
          The Executive will be entitled to four (4) weeks paid vacation each year. Such vacation entitlement will be pro-rated for any part of a year. The Executive will take such vacation at times having regard to the best interests of the Company. The Executive may carry forward unused vacation time only with the prior written approval of the Chief Executive Officer, and in any event may not carry forward more than two (2) weeks to each subsequent year. Except as may be required by applicable employment standards legislation, the Executive will lose the entitlement to unused vacation.
3.06 Expenses
          The Company will reimburse the Executive for all reasonable out-of-pocket expenses properly incurred by her in the course of the Executive’s employment with the Company, in accordance with the Company’s expense reimbursement policy in effect as at the date the Executive incurs any such expenses. The Executive will provide the Company with appropriate statements and receipts verifying such expenses as the Company may require.
3.07 Executive Perquisites
          The Executive will be eligible to participate in any fringe benefit or perquisite that the Company provides to other senior executives of the Company to the same extent that other senior executives are eligible to participate and subject to the terms and conditions of such fringe benefits or perquisites.
ARTICLE 4 — EXECUTIVE’S COVENANTS
4.01 Full Time Service
          The Executive will devote all of her time, attention and effort to the business and affairs of the Company, and will well and faithfully serve the Company and will use her best efforts to promote the interests of the Company and its Affiliates.
4.02 Duties and Responsibilities
          The Executive will duly and diligently perform all of the duties assigned to her while in the employ of the Company provided such duties and responsibilities are consistent and commensurate with her position as Executive Vice-President of General Merchandise Management, Supply Chain and Logistics.
4.03 Policies, Rules and Regulations
          The Executive will be bound by and will faithfully observe and abide by all of the policies, rules and regulations of the Company from time to time in force which are applicable to senior executives of the Company and which are brought to her notice or of which she should reasonably be aware.
4.04 Conflict of Interest
          The Executive will refrain from any situation in which the Executive’s personal interest conflicts, or may appear to conflict, with the Executive’s duties with the Company. The Executive acknowledges that if there is any doubt in this respect, the Executive will inform the Board and obtain written authorization.
4.05 Restrictive Covenants
          Executive agrees to be bound by the terms and conditions of the Non-Compete, Non-Solicitation and Non-Disparagement Agreement (the “Non-Competition Agreement”) between the Company and the Executive, a copy of which is attached to this Agreement as Schedule A and is incorporated by reference and deemed to be a part of this Agreement.
ARTICLE 5 — TERMINATION
5.01 Termination by the Company
          The Company may terminate the Executive’s employment with the Company at any time by giving notice in writing to the Executive and stipulating the last day of employment (the “Termination Date”).

5.02 Termination by the Executive
          The Executive may terminate her employment with the Company at any time by giving the Company thirty (30) days notice in writing (the “Notice of Resignation Period”). The Company may waive such notice, in whole or in part, in which case the Executive shall only be entitled to (i) payment of the Executive’s Base Salary for the period from the effective date of the waiver of the Notice of Resignation Period to the end of the Notice of Resignation Period; (ii) continued group benefit coverage under Section 3.04, subject to and in accordance with the terms and conditions of the applicable plans, for the period ending the last day of the Notice of Resignation Period; (iii) the value of the pro-rated vacation leave with pay for that portion of the calendar year up to the end of the Notice of Resignation Period, and (iv) any payments or entitlements under the Plan or the Bonus Plan that the Executive would otherwise receive during the Notice of Resignation Period.
5.03 Payments on Termination Without Cause or due to the Executive’s Permanent Disability
          If the Executive’s employment with the Company is terminated by the Company without Cause, or by reason of Permanent Disability, and subject to and conditional upon the Executive’s ongoing compliance with the provisions of the Non-Compete, Non-Solicitation and Non-Disparagement Agreement attached as Schedule A hereto, the Executive will only be entitled to the following payments and benefits:
(a)	Accrued Compensation. The Company will pay the Executive her Base Salary accrued and unpaid up to and including the Termination Date, including accrued vacation pay, at the rate in effect at the time notice of termination is given by the Company.

(b)	Severance Payment. The Company will pay to the Executive an amount equal to her Base Salary for a fifteen (15) month period following the Termination Date (the “Notice Period”) by way of equal payments on the Company’s regular paydays. These payments shall be inclusive of and in full and final satisfaction of any entitlement to compensation pursuant to the Employment Standards Act of British Columbia.

(c)	Bonus Compensation. The Executive shall not receive any bonus payment whatsoever pursuant to Section 3.02 or the Bonus Plan except such bonus which is already earned and due to be paid up to and including the Termination Date, notwithstanding any period following the Termination Date during which the Executive may receive any payments or benefits under the terms of this Agreement.

(d)	Stock Options. The Executive’s rights regarding any stock options will be governed by the terms of the Plan and the applicable Option Agreements. For clarity, the date of “termination of employment” and “termination of service” under the Plan and the date on which employment or service terminates within the meaning of the Plan shall mean the Termination Date, notwithstanding any period following the Termination Date during which the Executive may receive any payments or other benefits under the terms of this Agreement.

(e)	Deductions. The Company may deduct from the amounts payable by it to the Executive or for her benefit pursuant to Section 5.03(a), (b), or (c), any amounts owing to the Company by the Executive. Any deduction of an amount payable pursuant to Section 5.03(b) shall not occur until the amount is otherwise payable to the Executive.

(f)	Mitigation. The Executive shall not be required to mitigate the amount of any payments provided for under Section 5.03(b) of this Agreement by seeking other employment nor shall any payment provided for in such Section be reduced by any compensation or remuneration and/or benefits earned by the Executive as a result of employment by another employer or the rendering of services after the date of termination.

(g)	Fair and Reasonable. The parties agree that the provisions of Section 5.03 are fair and reasonable and that the amounts payable by the Company to the Executive or for her benefit pursuant to Section 5.03 are reasonable estimates of the damages which will be suffered by the Executive in the event of the termination of her employment with the Company in the circumstances set out in Section 5.03 and will not be construed as a penalty.

(h)	No Other Payments or Benefits. The terms and conditions of this Section 5.03 and the amounts paid and the benefits provided to the Executive hereunder are in full satisfaction of any payments or benefits which the Executive may otherwise have been entitled to receive in relation to the termination of this Agreement and her employment hereunder pursuant to the common law and any applicable laws, including, without limitation, the British Columbia Employment Standards Act, the British Columbia Human Rights Code, or any of the Bonus Plan, the Plan or the Company’s programs, policies, plans, contracts or agreements, whether written or verbal. Upon receipt of the payments and benefits described herein, the Executive will have no action, cause of action, claim or demand against the Company, the Company’s Affiliates or any other person arising out of or in relation to the Executive’s employment with the Company under this Agreement or the termination of this Agreement and the Executive’s employment hereunder, other than to enforce the terms of this Agreement and remedy any breach thereof by the Company. For clarity, in the event of the Executive’s death, there shall be no payments for severance and the stock options will be governed by the terms of the Plan.

(i)	Application of Section 409A.
(i)	Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”)

shall be paid unless and until the Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. To the extent payments made pursuant Section 5.03(b) constitute deferred compensation within the meaning of the Section 409A Regulations, each payment shall be treated as a separate payment. Further, to the extent that the Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall be paid to the Executive before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death following such separation from service. All such amounts that would, but for this Section 5.03(i)(i), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(ii)	The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favour of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to the Executive pursuant to this Agreement.
5.04 Payments on Termination by Company for Cause
          If the Executive’s employment with the Company is terminated by the Company for Cause, the Executive will only be entitled to receive the following compensation:
(a)	Accrued Base Salary. The Company will pay the Executive her Base Salary accrued but unpaid up to and including the Termination Date, including accrued vacation pay, at the rate in effect at the time the notice of termination is given.

(b)	Accrued Expenses. The Company will reimburse the Executive for any business expenses reasonably incurred by the Executive up to and including the Termination Date in accordance with the Company’s normal expenses policy applicable to the Executive at that time.

(c)	Bonus Compensation. The Executive shall not receive any bonus payment whatsoever pursuant to Section 3.02 or the Bonus Plan except such bonus which is already earned and due to be paid up to and including the Termination Date, notwithstanding any period following the Termination Date during which the

Executive may receive any payments or benefits under the terms of the Agreement.

(d)	Stock Options. The Executive’s rights regarding any stock options will be governed by the terms of section 7(c) of the Plan and the applicable Option Agreements. For clarity, the date the Executive’s employment or service is terminated under section 7(c) of the Plan shall mean the Termination Date, notwithstanding any period following the Termination Date during which the Executive may receive any payments or benefits under the terms of this Agreement
5.05 Fair and Reasonable
          The Executive acknowledges and agrees that the payments and/or benefits pursuant to this Article 5 will be in full satisfaction of all terms or requirements regarding termination of the Executive’s employment, including without limitation common law notice of termination or compensation in lieu of such notice and compensation for length of service and any other entitlement pursuant to the British Columbia Employment Standards Act as amended from time to time. Except as expressly provided in this Article 5, the Executive will not be entitled to any termination payments, damages, or compensation whatsoever. As a condition precedent to any payment pursuant to this Article, the Executive agrees to deliver to the Company prior to any such payment, a full and final release of all actions or claims in connection with the Executive’s employment or termination of such employment in favour of the Company, its Affiliates, subsidiaries, directors, officers, employees and agents, in a form satisfactory to the Company.
5.06 Return of Property
          Upon termination of her employment with the Company, the Executive will deliver or cause to be delivered to the Company promptly all books, documents, money, securities or other property of the Company that are in the possession, charge, control or custody of the Executive.
5.07 No Termination Claims
          Upon any termination of the Executive’s employment by the Company in compliance with this Agreement or upon any termination of the Executive’s employment by the Executive, the Executive will have no action, cause of action, claim or demand against the Company, its Affiliates, any related or associated corporations or any other person as a consequence of such termination.
5.08 Resignation as Director and Officer
          Upon any termination of the Executive’s employment under this Agreement, the Executive will sign forms of resignation indicating her resignation as a director and officer of the Company and any subsidiaries or Affiliates of the Company and of any other entities of which the Executive occupies similar positions as part of or in connection with the performance by the Executive of her duties under this Agreement, if applicable.
5.09 Provisions which Operate Following Termination
          Notwithstanding any termination of the Executive’s employment under this Agreement for any reason whatsoever and with or without cause, all provisions of this Agreement necessary to give efficacy thereto, including without limitation the Non Competition Agreement, will continue in full force and effect following such termination.
ARTICLE 6 — ARBITRATION
6.01 Arbitration
          Except as otherwise specifically provided by this Agreement, all disputes or differences between the Executive and the Company, statutory or otherwise, will be resolved by arbitration in the City of Vancouver or any other mutually agreeable location in accordance with the rules of arbitration of the British Columbia International Commercial Arbitration Center’s Shorter Rules for Domestic Arbitrations, including but not limited to disputes or differences relating to the terms or termination of the Executive’s employment. The Arbitrator shall have the power to order costs in favour of the successful party. The Company or the Executive may, without waiving their respective rights to compel arbitration, seek injunctive or other provisional relief from a court of competent jurisdiction in aid of arbitration, to prevent any arbitration award from being rendered ineffectual, to enforce the Non-Competition Agreement, and for any other purposes in the interests of the Company or the Executive.
ARTICLE 7 — MISCELLANEOUS
7.01 Deductions
          The Company will deduct all statutory deductions and any amounts authorized by the Executive from any amounts to be paid to the Executive under this Agreement.
7.02 Entire Agreement
          This Agreement, including the Schedules to this Agreement, the Bonus Plan, the Plan, the Non-Competition Agreement and the Option Agreements, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the parties to this Agreement with respect to the subject matter of this Agreement [including but without limitation, the letter of employment between the Executive and the Company dated May 6, 2008] and any rights which the Executive may have by reason of any such prior agreements. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

7.03 Severability
          If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement will continue in full force and effect.
7.04 Amendments and Waivers
          No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.
7.05 Notices
          Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, by registered mail, or by electronic means of communication addressed to the recipient as follows:
          To the Company:
lululemon athletica canada inc.
2285 Clark Drive
Vancouver, B.C.
V5N 3G9
Attention: Chief Executive Officer
          To the Executive:
Sheree Waterson
2285 Clark Drive
Vancouver, B.C.
V5N 3G9
          or such other address, individual or electronic communication number as may be designated by notice given by either party to the other.

7.06 Governing Law
          This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.
7.07 Attornment
          For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of British Columbia. Subject to Section 6.01 the courts of the Province of British Columbia will have jurisdiction to entertain any action arising under this Agreement and the Company and the Executive each hereby attorns to the jurisdiction of the courts of the Province of British Columbia.
7.08 Legal Fees
          Upon presentation of receipts, Company will reimburse Executive her legal fees associated with the negotiation and drafting of this Agreement to a maximum of $5,000.

Yours truly,

lululemon athletica canada inc.

By:	/s/ Christine M. Day

Christine M. Day
Chief Executive Officer

SIGNED, SEALED AND DELIVERED in the presence of:
/s/ David Negus		/s/ Sheree Waterson

Witness Signature		SHEREE WATERSON

March 24, 2010

SCHEDULE A
Non-Compete, Non-Solicitation and Non-Disparagement Agreement
     IN ACCORDANCE WITH the letter of employment between the Company and the Executive dated March 24, 2010 (the “Employment Agreement”) and the terms and conditions of employment set out therein;
     AND IN CONSIDERATION OF the payment of good and valuable consideration by the Company to the Executive as set out in Employment Agreement, the receipt and sufficiency of which is hereby acknowledged, the Executive covenants, warrants and agrees as follows:
CONFIDENTIALITY
1.	For the purposes of this agreement (the “Agreement”), “Confidential Information” means information disclosed to or known by the Executive as a consequence of or through her employment with the Company and not otherwise known in the industry in which the Company is engaged, about the Company’s or any of its subsidiaries’ products, operations, research, processes or services, including but not limited to information relating to research, development, inventions, copyrights, patents, licences, manufacture, production, distribution, purchasing, accounting, financing, engineering, marketing, merchandising, selling, or other technical or business information or trade secrets of the Company or its subsidiaries, or about any of the Company’s or its subsidiaries’ customers, suppliers, vendors or business affiliates. The term “Confidential Information” also includes any information that the Company has received from others that the Company is obligated to treat as confidential or proprietary. All information described above in this section shall be considered Confidential Information and shall be the sole property of the Company and the Company’s assigns.

2.	The Executive will not directly or indirectly use, disseminate or disclose any Confidential Information for her own benefit or the benefit of any other person or entity. The Executive will take all necessary precautions against unauthorized disclosure of the Confidential Information.

3.	If the Executive is requested or ordered by law to disclose any Confidential Information, she will advise the Company forthwith of such request or order and provide to the Company all information concerning such request or order and the opportunity for the Company to object or intervene, prior to making any disclosure of Confidential Information.
ASSIGNMENT OF INNOVATIONS
4.	The Executive will make prompt and full disclosure to the Company, will hold in trust for the sole benefit of Company, and will assign exclusively to the Company, all her right, title and interest in and to any and all innovations, discoveries, designs, developments, improvements, copyrightable material and trade secrets (collectively “Innovations”) that she, solely or jointly, may conceive, develop or reduce to practice during the period of time she is employed by the Company (a “Company Innovation”). To the extent any of the rights, title and interest in any Company Innovation cannot be assigned by her to the Company, the Executive hereby grants to the Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such rights, title and interest. Finally, to the extent any of the rights, title and interest can be neither assigned nor licensed, the Executive hereby irrevocably waives and agrees never to assert such rights, title and interest against the Company or any of the Company’s successors in interest to such rights. This Article 4 (Assignment of Innovations) shall be construed to apply to all Company Innovations with which the Executive is involved from this date forward, as well as all Company Innovations with which the Executive has been involved since her employment with the Company began.

5.	Exhibit A (“Prior Innovations”), which is attached hereto and incorporated by this reference, is a list describing all Innovations belonging to the Executive and made by her prior to her employment with the Company that she wishes to have excluded from this Agreement (“Prior Innovations”). If there is no list on Exhibit A, the Executive represents that there are no Prior Innovations. If in the course of her employment at the Company, the Executive uses or incorporates into a Company product, process, or machine an Innovation owned by her or in which she has an interest, the Company is hereby granted and shall have an exclusive, royalty free, irrevocable, worldwide license to make, have made, use, and sell that Innovation without restriction as to the extent of the Executive’s ownership or interest. Notwithstanding the foregoing, the Executive agrees that she will not incorporate, or permit to be incorporated, any Innovation owned by her into any Company Innovation without the Company’s prior written consent.

6.	Cooperation. The Executive will execute any proper oath or verify any proper document in connection with carrying out the terms of this Agreement. If, because of her mental or physical incapacity or for any other reason whatsoever, the Company is unable to secure the Executive’s signature to apply for or to pursue any application process concerning Innovations assigned to the Company as stated above, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as her agent and attorney in fact, to act for her and on her behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of all appropriate procedures thereon with the same legal force and effect as if executed by her. The Executive will testify at the Company’s request and expense in any interference, litigation, or other legal proceeding that may arise during or after her employment.
NON-DISPARAGEMENT
7.	The Executive undertakes and covenants that she will permanently refrain from directly or indirectly disclosing, expressing, publishing or broadcasting, or causing to be disclosed, expressed, published or broadcast, or otherwise disseminated or distributed in any manner, in her own name, anonymously, by pseudonym or by a third party, to any person whatsoever, any comments, statements or other communications (the “Statements”), which a reasonable person would regard as reflecting adversely on the character, reputation or goodwill of the Company or any of its subsidiaries or any of its or their employees, officers, directors, investors, shareholders or agents, or which a reasonable person would regard as reflecting adversely on their publications, products, or services, and without limiting the generality of the foregoing, such Statements shall not be made by means of oral communications, press releases, articles, letters, telephone calls, telephone messages, e-mail messages, or in postings on the Internet on websites, or to newsgroups or to listservers.
NON-COMPETITION AND NON-SOLICITATION
8.	For the purposes of this Release, “Competing Business” means:
(a)	the design, manufacture or distribution of active lifestyle apparel and accessories (including, without limitation, yoga and other athletic apparel and accessories); and

(b)	any other business activity the same as or in direct competition with business activities carried on or being definitively planned by the Company or its affiliates as of the date of the Executive’s termination of employment with the Company.
9.	The Executive covenants that for a period of the greater of twelve (12) months following the termination of her employment for any reason, including her resignation or the period of payment under section 5.03 of the Employment Agreement, the Executive will not do any of the following, directly or indirectly, whether individually or in conjunction with any other person or entity:
(a)	engage or participate in any Competing Business in the United States or Canada;

(b)	become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in a Competing Business. Notwithstanding the foregoing, the Executive may hold the outstanding securities of any class of any publicly-traded securities of any company;

(c)	influence or attempt to influence, or solicit, any employee, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person to terminate or modify any written or oral agreement, arrangement or course of dealing with the Company or its affiliates; or

(d)	solicit for employment, employ or retain (or arrange to have any other person or entity employ or retain) any person who is at such time employed or retained by the Company or its affiliates or has been employed or retained by the Company or its affiliates within the preceding twelve (12) months.
REASONABLENESS OF OBLIGATIONS
10.	The Executive acknowledges that the Company competes on a worldwide basis and that the geographical scope of the limitations in paragraphs 8 and 9 above are reasonable and necessary for the protection of the Company’s trade secrets, business interests, and other

Confidential Information. The Executive confirms that the obligations in paragraphs 8 and 9 above are reasonably necessary for the protection of the Company and its stockholders and, given the Executive’s knowledge and experience, will not prevent the Executive from being gainfully employed.
MISCELLANEOUS
11.	Upon termination of her employment, or at any time at the Company’s request before termination, the Executive will promptly (but no later than five (5) days after the earlier of the termination of her employment or the Company’s request) return to the Company all papers, drawings, notes, memoranda, manuals, specifications, designs, devices, documents, diskettes and tapes, and any other material on any media containing or disclosing any confidential or proprietary, technical or business information, as well as any keys, pass cards, identification cards or other property belonging to the Company. The Executive will submit a written certification of her compliance with her obligations under this Section 11 at the same time.

12.	The Executive has read and understood this Agreement and has had a reasonable opportunity to obtain independent legal advice prior to signing it.

13.	This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in British Columbia.

14.	The Executive acknowledges and agrees that a breach of her obligations under this Agreement would result in damages to the Company that could not be adequately compensated for by monetary award. Accordingly, in the event of any such breach by the Executive, in addition to all other remedies available to the Company at law or in equity, the Company will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.
IN WITNESS WHEREOF the parties have executed this Agreement.
SIGNED, SEALED AND DELIVERED

/s/ Sheree Waterson
Sheree Waterson

lululemon athletica canada inc.

By:	/s/ Christine M. Day

EXHIBIT A
PRIOR INNOVATIONS
None.